Exhibit 99.01

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Immersion Corporation Reports Record Revenue in Second Quarter 2015

SAN JOSE, Calif., July 30, 2015 — Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the second quarter ended June 30, 2015.

Total revenues for the second quarter of 2015 were $16.2 million, an increase of 37% compared to $11.8 million for the second quarter of 2014. Royalty and license revenues of $15.9 million for the second quarter of 2015 were up 37% from the same period last year. Net income for the second quarter of 2015 was $1.6 million, or $0.06 per diluted share. This compares to net income of $169 thousand, or $0.01 per diluted share, for the second quarter of 2014.

Non-GAAP net income for the second quarter of 2015 was $2.8 million, or $0.10 per diluted share, compared with non-GAAP net income of $1.5 million, or $0.05 per diluted share, for the second quarter of 2014. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

As of June 30, 2015, Immersion’s cash, cash equivalents and short term investments were $71.6 million, up from $57.4 million as of December 31, 2014.

Management Commentary

“We achieved record June quarter results, representing the eleventh quarter in a row that we have delivered record quarterly revenues on a year-over-year basis,” said Vic Viegas, chief executive officer of Immersion. “The quarter also marked an exciting milestone for Immersion, as we announced that over 3 billion devices have gone to market using Immersion haptic technology. We believe the market opportunity for haptics will continue to expand as key market trends such as the need for more personal and meaningful digital interactions, immersive entertainment and the Internet of Things will further drive the adoption of haptics in consumer devices.”

“Based on our current outlook we are narrowing our 2015 revenue guidance to the high-end of the range, and now expect revenues to be $58 million to $60 million, reflecting growth of

10% to 13% over the prior year. Assuming an effective tax rate of up to 78% as a result of certain non-cash transitional tax expenses related to the reorganization of our international operations, Non-GAAP net income for 2015 is anticipated to be unchanged, and in the range of $4 million to $8 million,” concluded Mr. Viegas.

Business Highlights

Recent developments reflect broadening penetration of Immersion’s technology within consumer devices, continued traction with mobile OEMs and further momentum within mobile gaming and entertainment content, including:

•	Achieved critical mass of more than 3 billion devices enabled with Immersion technology, including tablets, smartphones, wearables, gaming controllers and automotive interfaces.

•	A licensing agreement with Kyocera, a worldwide leading supplier of mobile devices. The agreement is a multi-year worldwide license for Immersion’s TouchSense® software technology as well as its Basic Haptics IP.

•	A renewed licensing agreement with Fujitsu, who launched the ARROWS NX F-04G mobile phone with Immersion TouchSense technology

•	A licensing agreement with Gionee, a mobile phone manufacturer out of China, who launched the E8 mobile handset with Immersion TouchSense technology.

•	The launch of a new category for entertainment content with LeTV leveraging Immersion’s TouchSense Engage haptics technology. “SPECTRE,” featuring Daniel Craig as James Bond, “Hotel Transylvania 2” and “The Expendables 3” premiered as the first movie trailers available with tactile effects in the LeTV App.

•	New games created with TouchSense Engage, including the popular fruit slicing mobile game “Fruit Ninja,” published by iDreamSky, the largest independent mobile game publisher in China, and an updated, realistic digital re-creation of the popular childhood water ring toss toy, Ringtoss World Tour by NEXON Co., Ltd., a worldwide leader in free-to-play online and mobile games, and leading Southeast Asia internet company, Garena.

Conference Call Information

Immersion will host a conference call with company management on Thursday, July 30, 2015 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the second quarter ended June 30, 2015. To participate on the live call, analysts and investors should dial +1 888-428-9473 (conference ID: 8827883) at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion

Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptic technology. The company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games and videos; restore “mechanical” feel by providing intuitive and unmistakable confirmation; may improve safety by reducing distractions while driving; provide realistic touch feedback when performing robotic medical procedures and training simulations; and expand usability when audio and visual feedback are ineffective. Immersion’s technology, adopted in more than 3 billion digital devices, provides haptics in mobile phone and tablets, wearables, automotive, gaming, medical, and consumer electronics products from world-class companies. With over 2,000 issued or pending patents in the U.S., China and other countries, Immersion helps bring the digital universe to life. Learn more at www.immersion.com or www.touchsense.com.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Non-GAAP Net Income and Non-GAAP Net Income per diluted share, because it is useful in understanding the company’s performance as it excludes certain non-cash expenses and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding positioning Immersion to capitalize on exciting market opportunities and a growing market awareness that Immersion’s touch technologies can bring richness and realism to advanced user interfaces in a wide variety of emerging industries, sufficiency of staffing and investment levels, China opportunities and our expectation that revenues for 2015 will be in the range of $58 million to $60 million and non-GAAP net income for 2015 will be in the range of $4 million to $8 million.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; the continued popularity of mobile games and wearables; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; the fact that certain target markets are still relatively nascent; risks associated with doing business internationally; failure to retain key personnel; ability to retain personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2014 which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense and TouchSense Engage are trademarks or registered trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

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Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2015 (Unaudited)	December 31, 2014 (1)
ASSETS
Cash and cash equivalents	$52,636	$14,380
Short-term investments	18,998	42,981
Accounts and other receivables, net	1,100	3,021
Deferred income taxes	12,809	9,377
Prepaid expenses and other current assets	2,134	845

Total current assets	87,677	70,604
Property and equipment, net	4,929	1,207
Deferred income tax assets	17,221	25,419
Intangibles and other assets, net	3,997	291

TOTAL ASSETS	$113,824	$97,521

LIABILITIES
Accounts payable	$1,243	$669
Accrued compensation	3,183	1,906
Other current liabilities	3,216	2,225
Deferred revenue	17,767	7,779

Total current liabilities	25,409	12,579
Long-term deferred revenue	5,734	7,827
Other long-term liabilities	704	512

TOTAL LIABILITIES	31,847	20,918

STOCKHOLDERS’ EQUITY	81,977	76,603

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$113,824	$97,521

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Royalty and license	$15,939	$11,602	$31,951	$26,759
Development, services, and other	284	229	559	508

Total revenues	16,223	11,831	32,510	27,267

Costs and expenses:
Cost of revenues	115	101	230	221
Sales and marketing	3,670	2,637	7,880	5,400
Research and development	3,499	3,006	7,226	6,064
General and administrative	6,719	5,950	15,012	12,471
Amortization of intangibles	3	20	15	40

Total costs and expenses	14,006	11,714	30,363	24,196

Operating Income	2,217	117	2,147	3,071
Interest and other income	46	144	21	137

Income before provision for income taxes	2,263	261	2,168	3,208

Provision for income taxes	(668)	(92)	(632)	(1,175)

Net Income	$1,595	$169	$1,536	$2,033

Basic net income per share	$0.06	$0.01	$0.05	$0.07

Shares used in calculating basic net income per share	28,070	28,383	27,944	28,376

Diluted net income per share	$0.06	$0.01	$0.05	$0.07

Shares used in calculating diluted net income per share	28,906	29,210	28,779	29,330

Immersion Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP Net Income	$1,595	$169	$1,536	$2,033
Stock-based compensation	1,229	1,344	2,969	2,927

Non-GAAP Net Income	$2,824	$1,513	$4,505	$4,960

Non-GAAP Earnings Per Share	$0.10	$0.05	$0.16	$0.17

Shares used in calculating Non-GAAP Earnings per Share	28,906	29,210	28,779	29,330